AMENDMENT NO. 3 TO MASTER SERVICES AGREEMENT

THIS AMENDMENT NO. 3 TO MASTER SERVICES AGREEMENT (this "Amendment") is made effective as of March 1, 2022, by and among Homestead Funds, Inc., a Maryland corporation (the "Corporation") and Homestead Funds Trust, a Massachusetts business trust (the "Trust," and together with the Corporation, "Homestead" or "Homestead Funds"), and Ultimus Fund Solutions, LLC ("Ultimus"), a limited liability company organized under the laws of the state of Ohio.

WHEREAS, Ultimus and Homestead are parties to that certain Master Services Agreement dated February 28, 2021, as amended (the "Agreement"); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1. **Amendments.**

(a) Transfer Agent and Shareholder Services Fee Letter to the Agreement hereby is deleted in its entirety and replaced with Transfer Agent and Shareholder Services Fee Letter attached hereto, as the same may be amended from time to time.

2. **Miscellaneous.**

(a) Except as amended hereby, the Agreement shall remain in full force and effect.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

HOMESTEAD FUNDS, INC.

By: ______________________
Name: Mark Santero
Title: CEO, President and Director

ULTIMUS FUND SOLUTIONS, LLC

By: ______________________
Gary Tenkman
Chief Executive Officer

HOMESTEAD FUNDS TRUST

By: ______________________
Name: Mark Santero
Title: CEO, President and Director

<u>Transfer Agent and Shareholder Services Fee Letter</u>
for
the Funds listed on Schedule A
each a series of
Homestead Funds, Inc. and Homestead Funds Trust

This Fee Letter (the "**Fee Letter**") applies to the Services provided by **Ultimus Fund Solutions, LLC** ("**Ultimus**") to **Homestead Funds, Inc.** and **Homestead Funds Trust** (the "**Trust**" and together with the Corporation, "**Homestead**" or "**Homestead Funds**") for the Funds listed on Schedule A (individually referred to herein as a "**Fund**" and collectively as the "**Funds**") pursuant to that certain Master Services Agreement dated February 28, 2021, and the Transfer Agent and Shareholder Services Addendum dated February 28, 2021 (the "**Agreement**"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1. **Fees**

1.1. For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from Homestead, or the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed with respect to each Fund as follows:

Base Annual Fee	
Annual fee per CUSIP	$20,000
Annual fee per open direct retail account*	$13.00 per open account
Annual fee per open NSCC Level 3 account*	$6.50 per open account
Annual IRA maintenance fee (if applicable)	Additional $15.00 per account**
Annual fee per closed shareholder account	$1.00 per closed account
Annual Internet Account Services Fee (including Robo)	
One-time implementation fee	included
Ongoing annual fee	$50,000
Voice Response (VRU) Fee	
Ongoing maintenance fee (monthly)	$200
Ad Hoc Services and Fees	
Vision Feeds	
Initial Setup	$500
Ongoing maintenance fee (monthly)	$150 per month

Omin/SERV Feeds	
Initial Setup	$75
Ongoing maintenance fee (monthly)	$150 per month
Event Processing (mergers, liquidations, etc.)	$165 per hour
Periodic Fee Jobs (Green Fee, Low Balance, etc.)	$165 per hour
Ad Hoc Report Requests	$165 per hour
☒ **Real Time Cash (check if applicable)**	
Monthly fee per CUSIP	$200
API Connectivity Fee	$2,500 per month

*Open account fee to be charged until annual tax work for the account has been completed.

**Fee may be passed through to shareholders of the Fund(s).

1.2. ☐ ***MFPS I*** *or* ☒ ***MFPS II*** **(check if applicable)**

One-time Fees: $500 per no-load fund family; $1,000 per load fund family

Ongoing (Monthly) Fees:

MFPS I (only): $325 per month (paid to NSCC)

MFPS II (includes MFPS I):

No. of CUSIPS	Paid to Ultimus	Paid to NSCC	Total
0-5	$75	$250	$325
6-10	$100	$250	$350
11-20	$200	$250	$450
20-25	$250	$250	$500
26+	$350	$1,250	$1,600

The parties hereto acknowledge and agree that Ultimus shall bear no liability with respect to the accuracy of data entered into MFPS II and that the pricing as set forth herein is premised upon this limitation of liability.

1.3. ☒ ***SalesFocus Solutions/MARS Compliance Module Fees*** **(check if applicable)**

Initial set-up fee	$7,500 (one-time charge)
Service fee (includes up to 2 MARS Compliance Module user licenses and firm-level data cleaning for up to 10,000 trades per month.	$4,000 (monthly)
DTCC SDR Bi-directional Interface (if required)	$50 (monthly)
Merrill Lynch Compliance Data Interface (if required)	$200 (monthly)
MARS On-site Training (if required)	$1,000 per day (plus trainer's travel and living expenses)
MARS Web-Ex Training (if required)	$185 per hour

Additional MARS Interfaces	$200 (monthly) per interface
Custom non-standard interfaces	Development fee quoted by hours effort plus $200 per month per interface

1.4. Homestead, the Funds, or the Adviser agree to pay all undisputed fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period provided that such amounts are not subject to good faith dispute. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Homestead's, the Funds', or the Adviser's default or prevent Ultimus from exercising any other rights and remedies available to it.

2. Reimbursable Expenses

In addition to the above fees, Homestead, the Funds, or the Adviser will reimburse Ultimus or pay directly certain reasonable expenses incurred on the Funds' behalf, including, but not limited to, postage, confirmations, statements, printing, telephone lines, Internet access fees, bank service charges, stationery, envelopes, check printing and writing, AML verification, record retention, lost shareholder search, Fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses.

3. Term

3.1. ***Initial Term.*** This Fee Letter shall continue in effect until the expiration of the Master Services Agreement's Initial Term (the "**Initial Term**").

3.2. ***Renewal Terms.*** After the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a "**Renewal Term**") unless Ultimus, Homestead, or the Adviser gives written notice of termination at least 180 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3. ***Liquidation.*** Upon termination of the Agreement with respect to a Fund due to the liquidation of Homestead or the Fund, Ultimus shall be entitled to collect from Homestead or the Adviser the compensation described in this Fee Letter through the end of the then-current term, the amount of all of Ultimus' cash disbursements reasonably made for services in connection with Ultimus' activities in effecting such termination, including, without limitation, the delivery to Homestead or its designees of Homestead's property, records, instruments, and documents.

4. Fee Increases

Ultimus will annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the "**CPI-U**")[1], or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties, any such increase shall be capped at a maximum rate of five percent per year.

5. Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

6. Notice

A copy of the Declaration of Trust of the Trust, together with all amendments thereto, is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or Trustee of the Trust in his or her capacity as an officer or Trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

Signatures are located on the next page.

[1] Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated March 1, 2022.

Homestead Funds, Inc.
On behalf of all Funds listed on Schedule A
to the Master Services Agreement

By: ______________________
Name: Mark Santero
Title: CEO, President and Director

Ultimus Fund Solutions, LLC

By: ______________________
Name: Gary Tenkman
Title: Chief Executive Officer

Homestead Funds Trust
On behalf of all Funds listed on Schedule A
to the Master Services Agreement

By: ______________________
Name: Mark Santero
Title: CEO, President and Director

The undersigned investment adviser (the "**Adviser**") hereby acknowledges and agrees to the terms of the Agreement.

RE Advisers Corporation

By: ______________________
Name: Mark Santero
Title: President